Exhibit 10.1

BUSINESS FINANCING AGREEMENT

Borrower:	E2OPEN, INC. 4100 East Third Avenue, Suite 400 Foster City, California 94404	Lender:	BRIDGE BANK, National Association 55 Almaden Boulevard, Suite 100 San Jose, CA 95113

This BUSINESS FINANCING AGREEMENT, dated as of October 7, 2013, is made and entered into between BRIDGE BANK, NATIONAL ASSOCIATION (“Lender”), and E2OPEN, INC., a Delaware corporation (“Borrower”), on the following terms and conditions:

1.	Definitions and Construction.

1.1	Definitions. In this Agreement:

“Account Balance” means at any time the aggregate of the Receivable Amounts of all Eligible Receivables and Unbilled Eligible Receivables at such time.

“Account Debtor” has the meaning in the California Uniform Commercial Code and includes any person liable on any Receivable, including without limitation, any guaranty of any Receivable and any issuer of a letter of credit or banker’s acceptance assuring payment thereof.

“Acquired Debt” means indebtedness of a Person whose assets or Ownership Interests are acquired by Borrower in a Permitted Acquisition; provided, that such indebtedness (a) is either secured solely by a Purchase Money Lien or a capital lease with respect to equipment or mortgage financing with respect to real property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Adjusted EBITDA” means net profit before tax plus interest expense, depreciation expense, amortization expense, stock based compensation, and other items disclosed in the Adjusted EBITDA calculation as disclosed in the Adjusted EBITDA calculation presented to the public markets;

“Adjustments” means all discounts, allowances, disputes, offsets, defenses, rights of recoupment, rights of return, warranty claims, or short payments, asserted by or on behalf of any Account Debtor with respect to any Receivable.

“Advance” means a Revolving Advance.

“Advance Rate” means (i) with respect to Eligible Receivables, 85% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion upon 5 business days (or such other period as Borrower and Lender may agree) prior written notice to Borrower, and (ii) with respect to Unbilled Eligible Receivables, 80% or such greater or lesser percentage as Lender may from time to time establish in its sole discretion.

“Advance Request” means a writing signed by a Responsible Officer requesting a Revolving Advance.

“Affiliate” means a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners, and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” means this Business Financing Agreement.

“Asset Coverage Ratio” means the ratio of (a) the sum of (i) all unrestricted cash and cash equivalents maintained with Lender, (ii) Eligible Receivables, and (iii) the lesser of (x) all Unbilled Eligible Receivables, or (y) an amount equal to 45% of the sum of all Eligible Receivables plus all Unbilled Eligible Receivables, to (b) the total amount of the Obligations.

“Billings Report” means a written report prepared by or at the direction of Borrower for Lender that evidences the total billings for the period for which such report is prepared.

“Borrower” means E2 open, Inc., a Delaware corporation.

“Borrowing Base” means, as of the date of determination, the sum of:

(a) the product of (i) the Account Balance with respect to Eligible Receivables times (ii) the applicable Advance Rate; plus

(b) the least of (i) the product of (x) the Account Balance with respect to Unbilled Eligible Receivables times (y) the applicable Advance Rate, (ii) $9,000,000, and (iii) an amount equal to 45% of the sum of (x) all Eligible Receivables, plus (y) all Unbilled Eligible Receivables;

provided that (1) Advances against Receivables with respect to which the Account Debtor is located in a foreign country shall not exceed an amount equal to 40% of all Eligible Accounts, and (2) Advances against Receivables that are aged between 90 and 120 days shall not exceed an amount equal to 25% of the Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto and signed by a Responsible Officer.

“Cash Management Services” has the meaning set forth in Section 2.1.4 hereto.

“Cash Management Sublimit” means $1,000,000.

“Closing Date” means the date of this Agreement.

“Collateral” means all of Borrower’s rights and interest in any and all personal property, whether now existing or hereafter acquired or created and wherever located, and all products and proceeds thereof and accessions thereto, including the following: accounts, including health care insurance receivables, chattel paper, inventory, equipment, instruments, including promissory notes, investment property, documents, deposit accounts, letter of credit rights, any commercial tort claim of Borrower which is now or hereafter identified by Borrower or Lender, Intellectual Property, general intangibles, and supporting obligations; provided, however, in no event shall Collateral include, or shall Lender’s security interest attach to, any of the outstanding Ownership Interests of a foreign subsidiary of Borrower in excess of 65% of the voting power of all classes of Ownership Interests of such foreign subsidiary entitled to vote.

“Collections” means all payments from or on behalf of an Account Debtor with respect to Receivables.

“Compliance Certificate” means a certificate in the form attached as Exhibit B to this Agreement by a Responsible Officer certifying that, among other things, the representations and warranties set forth in this Agreement are true and correct as of the date such certificate is delivered.

“Default” means any Event of Default or any event that with notice, lapse of time or otherwise would constitute an Event of Default.

“Default Rate” means 2.00 percentage points above the otherwise applicable rate effective immediately before the Event of Default.

“Deferred Revenue” is all amounts received or invoiced, as appropriate, in advance of performance under contracts and not yet recognized as revenue.

“Dollars” or “$” means lawful currency of the United States of America.

“Eligible Receivable” means a Receivable that satisfies all of the following:

(a) The Receivable has been created by Borrower in the ordinary course of Borrower’s business.

(b) There are no conditions which must be satisfied before Borrower is entitled to receive payment of the Receivable, and the Receivable does not arise from COD sales, consignments or guaranteed sales.

(c) The Account Debtor upon the Receivable does not claim any defense to payment of the Receivable, whether well founded or otherwise.

(d) The Receivable is not the obligation of an Account Debtor who has asserted or may assert any counterclaims or offsets against Borrower (including offsets for any “contra accounts” owed by Borrower to the Account Debtor for goods purchased by Borrower or for services performed for Borrower).

(e) The Receivable represents a genuine obligation of the Account Debtor and to the extent any credit balances exist in favor of the Account Debtor, such credit balances shall be deducted in calculating the Receivable Amount.

(f) Borrower has sent an invoice to the Account Debtor in the amount of the Receivable.

(g) Borrower is not prohibited by the laws of the state where the Account Debtor is located from bringing an action in the courts of that state to enforce the Account Debtor’s obligation to pay the Receivable. Borrower has taken, or has the ability to take, all appropriate actions to ensure access to the courts of the state where the Account Debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by Borrower as a foreign corporation authorized to transact business in such state.

(h) The Receivable is owned by Borrower free of any title defects or any liens or interests of others except the security interest in favor of Lender, and Lender has a perfected, first priority security interest in such Receivable.

(i) The Account Debtor on the Receivable is not any of the following: (i) an employee, affiliate, parent or subsidiary of Borrower, or an entity which has common officers with Borrower; (ii) the U.S. government or any agency or department of the U.S. government unless Lender agrees in writing to accept the Receivable, Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. §15) with respect to the Receivable, and the underlying contract expressly provides that neither the U.S. government nor any agency or department thereof shall have the right of set-off against Borrower (a “Government Receivable”); or (iii) an Account Debtor as to which 35% percent or more of the aggregate Dollar amount of all outstanding Receivables owing from such Account Debtor have not been paid within 120 days from due date.

(j) The Receivable is not in default (a Receivable will be considered in default if any of the following occur: (i) the Receivable is not paid within 120 days from its invoice date; (ii) the Account Debtor obligated upon the Receivable suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or (iii) any petition is filed by or against the Account Debtor obligated upon the Receivable under any bankruptcy law or any other law or laws for the relief of debtors).

(k) The Receivable does not arise from the sale of goods that remain in Borrower’s possession or under Borrower’s control, except to the extent that such Receivable is composed of computer software that is retained by Borrower and accessed by Account Debtor remotely after sale.

(l) The Receivable is not evidenced by a promissory note or chattel paper, nor is the Account Debtor obligated to Borrower under any other obligation which is evidenced by a promissory note.

(m) The Receivable is either (i) a Government Receivable, or (ii) not that portion of Receivables due from an Account Debtor which is in excess of 35% of Borrower’s aggregate Dollar amount of all outstanding Receivables.

(n) The Receivable is otherwise acceptable to Lender.

“Event of Default” has the meaning set forth in Section 7.1.

“Finance Charge” means for each Reconciliation Period an interest amount equal to the sum of (x) the Revolving Interest Rate multiplied by the average daily outstanding balance of Advances during such Reconciliation Period.

“FX Forward Contract” has the meaning set forth in Section 2.1.5 hereto.

“GAAP” means generally accepted accounting principles consistently applied and used consistently with prior practices.

“Guarantors” means E2open Development Corporation, a Delaware corporation, GetSilicon, Inc., a Delaware corporation, and every other Person who now or hereafter executes a guaranty in favor of Lender with respect to the Obligations (each, a “Guarantor”).

Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” has the meaning set forth in Section 4.7 hereto.

“International Sublimit” means $5,000,000.

“Inventory” means and includes all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment, arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, all licenses of software and services in Borrower’s ordinary course of business and all documents of title or other documents representing them.

“Lender” means Bridge Bank, National Association, and its successors and assigns.

“Letter of Credit” has the meaning set forth in Section 2.1.3.

“Letter of Credit Agreement” has the meaning set forth in Section 2.1.3.

“Letters of Credit Outstanding” means, at any time, the sum of, without duplication, (i) the maximum amount available to be drawn on all outstanding Letters of Credit issued by Lender or Lender’s affiliate and (ii) the aggregate amount of all amounts drawn and unreimbursed with respect to Letters of Credit issued by the Lender or Lender’s affiliate.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Obligations” means all liabilities and obligations of Borrower to Lender of any kind or nature, present or future, arising under or in connection with this Agreement or under any other document, instrument or agreement, whether or not evidenced by any note, guarantee or other instrument, whether arising on account or by overdraft, whether direct or indirect (including those acquired by assignment) absolute or contingent, primary or secondary, due or to become due, now owing or hereafter arising, and however acquired; including, without limitation, all Revolving Advances, fees, interest, expenses, professional fees and attorneys’ fees.

“Overadvance” means at any time an amount equal to the greater of (a) the amounts (if any) by which the total amount of the outstanding Revolving Advances (including deemed Revolving Advances with respect to the International Sublimit and the Cash Management Sublimit) exceeds the lesser of the Revolving Credit Limit or the Borrowing Base, (b) the amounts (if any) by which the total amount of the outstanding deemed Revolving Advances with respect to Letters of Credit and FX Forward Contracts exceeds the International Sublimit, or (c) the amounts (if any) by which the total amount of the outstanding deemed Revolving Advances with respect to Cash Management Services exceeds the Cash Management Sublimit.

“Ownership Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Permitted Acquisition” means any acquisition (a) by Borrower of all of the Ownership Interests of any Person or (y) by Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Ownership Interests of, or a business line or unit or a division of, any Person; provided that:

(i) immediately prior to, and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with the requirements of all applicable laws;

(iii) Borrower shall have taken, or caused to be taken, as of the date of such acquisition, each of the actions set forth in Sections 5.16;

(iv) Borrower shall be in compliance with the financial covenants set forth in Sections 5.13 on a pro forma basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended for which the financial statements are available;

(v) Borrower shall have delivered to Lender (A) at least 30 days prior to such proposed acquisition, (i) a Compliance Certificate evidencing compliance with Section 5.16 on a pro forma basis as required under clause (iv) above, (ii) all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 5.16, and (iii) annual Adjusted EBITDA sufficient to service any Acquired Debt, earn-out payments and seller-carry-back Subordinated Debt, and (B) promptly upon request by Lender, (i) a copy of the purchase agreement related to the proposed Permitted Acquisition (and any related documents reasonably requested by Lender) and a summary thereof with a description of the acquisition, price of acquisition (to include cash and non-cash portions, including earn-outs, etc.), and (ii) quarterly and annual financial statements of the Person whose Ownership Interests or assets are being acquired for the twelve month (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(vi) any Person or assets or division as acquired in accordance herewith shall be in the same or substantially similar business or lines of business in which Borrower and/or its subsidiaries are engaged as of the Closing Date;

(vii) the assets being acquired are located within the United States or the Person whose Ownership Interests are being acquired is organized in a jurisdiction located within the United States; provided that if the assets being acquired are not located within the United States or the Person whose Ownership Interests are being acquired is organized in a jurisdiction located outside the United States, then concurrent with the closing of the Permitted Acquisition, Borrower shall grant to Lender a security interest in 64% of the issued and outstanding Ownership Interests of such foreign Person entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Ownership Interests of such foreign Person not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));

(viii) any seller carryback Debt incurred in connection with the proposed acquisition shall be Subordinate Debt, shall contain no covenants, and shall otherwise be on terms and conditions (including maturity, rate of interest and amortization) acceptable to Lender in its sole and absolute discretion;

(ix) other than seller carryback Debt permitted under clause (viii) above, no other Indebtedness will be incurred, assumed, or would exist with respect to Borrower or its subsidiaries as a result of such acquisition, other than Acquired Debt, and no Liens will be incurred, assumed, or would exist with respect to the Assets of any Borrower or its Subsidiaries as a result of such acquisition other than Permitted Liens;

(x) such Permitted Acquisition shall be non-hostile and the applicable seller shall have taken all corporate, partnership or limited liability company, as applicable, action necessary to authorize the execution and delivery of the applicable purchase agreement and purchase documents, and the consummation of the transactions contemplated thereby; and

(xii) the total consideration (including cash, Acquired Debt, earnout payments, and seller carry-back Subordinated Debt) in connection with all such acquisitions of assets or Ownership Interests in the aggregate during the term of this Agreement shall not exceed the greater of (x) $10,000,000, or (y) an amount equal to 75% of the net proceeds received by Borrower from the issuance of Subordinated Debt or Ownership Interests of Borrower during the period from the Closing Date through the date of the applicable Permitted Acquisition.

“Permitted Indebtedness” means:

(a) Indebtedness under this Agreement or that is otherwise owed to the Lender;

(b) Indebtedness existing on the date hereof and specifically disclosed on Exhibit D attached to this Agreement;

(c) Purchase money indebtedness (including capital leases) incurred after the date hereof to acquire capital assets in ordinary course of business and not exceeding $3,500,000 in total principal amount at any time outstanding, secured by Purchase Money Liens;

(d) Subordinated Debt; and

(e) Acquired Debt.

“Permitted Liens” means:

(a) liens for taxes, assessments or other governmental charges or levies not delinquent, or, being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that the lien shall have no effect on the priority of the liens in favor of Lender or the value of the assets in which Lender has such a lien and a stay of enforcement of any such lien shall be in effect;

(b) deposits or pledges securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation;

(c) deposits or pledges securing bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s business; (d) judgment liens that have been stayed or bonded;

(e) mechanics’, workers’, materialmen’s or other like liens arising in the ordinary course of Borrower’s business with respect to obligations which are not due;

(f) Purchase Money Liens securing Acquired Debt and indebtedness of the type described in clause (c) of the definition of Permitted Indebtedness above; and

(g) liens in favor of Lender securing the Obligations.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” for any day means the greater of (a) 3.25% per annum, or (b) a variable rate of interest, per annum, most recently published by the Wall Street Journal, as the “prime rate,” provided that if such day is not a business day, the Prime Rate for such day shall be such rate on such transactions on the next preceding business day as so published in the Money Rates Section of the Western Edition of the Wall Street Journal on the next succeeding business day.

“Purchase Money Lien” means a lien on any item of equipment, software, maintenance, support, and services of Borrower; provided that (i) such lien attaches only to that item of equipment and (ii) the purchase-money obligation secured by such item of equipment does not exceed one hundred percent (100%) of the purchase price of such item of equipment.

“Receivable Amounts” means as to any Receivable, the net amount due from the Account Debtor after deducting all discounts, credits, offsets, payments or other deductions of any nature whatsoever.

“Receivables” means Borrower’s rights to payment arising in the ordinary course of Borrower’s business, including accounts, chattel paper, instruments, contract rights, documents, general intangibles, letters of credit, drafts, and lenders acceptances.

“Reconciliation Date” means the last calendar day of each Reconciliation Period.

“Reconciliation Period” means each calendar month.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Advance” means an advance made by Lender to Borrower pursuant to Section 2.1.

“Revolving Credit Limit” means $20,000,000.

“Revolving Facility Fee” means a fee equal to 0.40% of the Revolving Credit Limit due and payable on September 17 of each year.

“Revolving Interest Rate” means a per annum rate equal to the Prime Rate minus 0.25 percentage points. After an Event of Default, the outstanding principal balance of all Revolving Advances shall accrue interest at the Default Rate.

“Revolving Maturity Date” means October 7, 2015.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s debt to Lender (pursuant to a subordination agreement entered into between Lender, Borrower and the subordinated creditor), on terms acceptable to Lender.

“Termination Date” means the earlier of (i) the Revolving Maturity Date, (ii) the 30th day following receipt by Lender of written notice from Borrower of Borrower’s election to terminate this Agreement, subject to the terms herein or (iii) the date on which Lender elects to terminate this Agreement pursuant to Section 7.2. For purposes of clarification, the Facility Fee for the second year shall not be paid if the Credit Agreement is terminated prior to the first anniversary of the Closing Date.

“Total Credit Limit” means $20,000,000.

“Unbilled Eligible Receivable” means an unbilled Receivable supported by an existing sales contract with matching billing milestones that (i) will be billed by Borrower within 120 days of the date on which an Advance is requested with respect to such Receivable; (ii) satisfies the requirements of an Eligible Receivable, except with respect to subsection (f) thereof; and (iii) is otherwise satisfactory to Lender in its sole discretion.

1.2	Construction:

1.2.1	In this Agreement: (i) references to the plural include the singular and to the singular include the plural; (ii) references to any gender include any other gender; (iii) the terms “include” and “including” are not limiting; (iv) the term “or” has the inclusive meaning represented by the phrase “and/or,” (v) unless otherwise specified, section and subsection references are to this Agreement, and (vi) any reference to any statute, law, or regulation shall include all amendments thereto and revisions thereof.

1.2.2	Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved using any presumption against either Borrower or Lender, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each party hereto and their respective counsel. In case of any ambiguity or uncertainty, this Agreement shall be construed and interpreted according to the ordinary meaning of the words used to accomplish fairly the purposes and intentions of all parties hereto.

1.2.3	Titles and section headings used in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

2.	The Credit. Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of all extensions of credit made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such extensions of credit at the rates and on the dates in accordance with the terms hereof.

2.1	Revolving Loans.

2.1.1	Advances. Subject to the terms and conditions of this Agreement, from the Closing Date until the Termination Date, Lender will make advances (each, an “Advance”) pursuant to an Advance Request from Borrower in an aggregate amount not exceeding the lesser of (a) the Revolving Credit Limit and (b) the Borrowing Base. Amounts borrowed under this Section may be repaid and reborrowed during the term of this Agreement.

2.1.2	[Intentionally Omitted].

2.1.3	Letter of Credit Line. Subject to the terms and conditions of this Agreement, Lender hereby agrees to issue or cause an affiliate to issue letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) from time to time up to and including the Termination Date; provided that (a) the sum of (i) the Letter of Credit Outstanding after giving effect to any requested Letter of Credit and (ii) an amount equal to 10 times the aggregate amount of outstanding FX Forward Contracts shall not at any time exceed the International Sublimit, and (b) the Letter of Credit Outstanding will be treated as Advances for purposes of determining availability under the Revolving Credit Limit and shall decrease, on a Dollar-for-Dollar basis, the amount available for other Revolving Advances. The form and substance of each Letter of Credit shall be subject to approval by Lender, in its sole discretion. Each Letter of Credit shall be subject to the additional terms of the Letter of Credit agreements, applications and any related documents required by Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each draft paid under any Letter of Credit shall be repaid by Borrower in accordance with the provisions of the applicable Letter of Credit Agreement. No Letter of Credit shall be made that results in an Overadvance or while any Overadvance is outstanding. Upon (i) the Termination Date, if the term of this Agreement is not extended by Lender, or (ii) the occurrence of an Event of Default, the amount of Letters of Credit Outstanding shall be secured by unencumbered cash on terms acceptable to Lender. Notwithstanding anything to the contrary herein, the amounts of Letters of Credit Outstanding that are secured by unencumbered cash on terms acceptable to Lender shall not reduce the amount available under the Revolving Credit Limit nor be included in the calculation of Overadvance.

2.1.4

Cash Management Services. Borrower may use availability under the Revolving Credit Limit up to the Cash Management Sublimit for Lender’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in various cash management services agreements related to such services (the “Cash Management Services”). All amounts Lender pays for any Cash Management Services will be treated as Revolving Advances under the Revolving Credit Limit and shall decrease, on a Dollar-for-Dollar basis, the amount available for other Revolving Advances. The Cash Management Services shall be subject to additional terms set forth in applicable cash management services agreements. Upon the Termination Date, if the term of this Agreement is not extended by Lender, any Advances outstanding under this Paragraph must be secured by unencumbered cash on terms acceptable to Lender. Notwithstanding anything to the contrary herein, any amounts outstanding for Cash Management Services that are secured by unencumbered cash on terms acceptable to Lender shall not reduce the amount available under the Revolving Credit Limit nor be included in the calculation of Overadvance.

2.1.5	Foreign Exchange Facility. Subject to and upon the terms and conditions of this Agreement, at the request of Borrower, Lender may enter into agreements with Borrower in connection with foreign exchange transactions (“FX Forward Contracts”); provided that (i) the sum of the FX Amount after giving effect to the requested FX Forward Contract plus the Letter of Credit Outstanding shall not at any time exceed the International Sublimit, and (ii) the FX Amount will be treated as Advances for purposes of determining availability under the Revolving Credit Limit and shall decrease, on a Dollar-for-Dollar basis, the amount available for other Advances. Borrower may request Lender to enter into FX Forward Contracts with Borrower due not later than the Revolving Maturity Date. The “FX Amount” shall equal the amount determined by multiplying (A) the aggregate amount, in Dollars, of FX Forward Contracts between Borrower and Lender remaining outstanding as of any date of determination by (B) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Lender, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be 10%.

2.1.6	Advance Requests. Borrower may request that Lender make a Revolving Advance by delivering to Lender an Advance Request, including by electronic delivery. Lender shall be entitled to rely on all the information provided by Borrower to Lender on or with the Advance Request and to rely on the signature on any Advance Request by a Responsible Officer of Borrower as an authorized signature of Borrower.

2.1.7	Overadvances. In no event shall Lender be obligated to make any Revolving Advance that results in an Overadvance or while any Overadvance is outstanding. Upon any occurrence of an Overadvance, Borrower shall immediately pay down the Revolving Advances so that, after giving effect to such payments, no Overadvance exists.

2.1.8	Due Diligence. Lender may audit Borrower’s Receivables and any and all records pertaining to the Collateral, at Lender’s reasonable (from the perspective of a secured commercial lender) discretion and at Borrower’s expense, at any time and from time to time upon advance notice to Borrower (unless an Event of Default has occurred and is continuing, in which case no notice shall be required), but in no event less frequently than annually. Lender may at any time and from time to time contact Account Debtors and other persons obligated or knowledgeable in respect of Receivables to confirm the Receivable Amount of such Receivables, to determine whether Receivables constitute Eligible Receivables, and for any other purpose in connection with this Agreement. If any of the Collateral or Borrower’s books or records pertaining to the Collateral are in the possession of a third party, Borrower authorizes that third party to permit Lender or its agents to have access to perform inspections or audits thereof and to respond to Lender’s requests for information concerning such Collateral and records.

2.2	Conditions Precedent to all Advances. The obligation of Lender to make each Advance, including the initial Advances (and including all Advances under this Section 2), is further subject to the following conditions:

2.2.1	timely receipt by Lender of an Advance Request as provided in Section 2.1.6; and

2.2.2	the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Advance Request and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Advance. The making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this Section 2.4.

3.	Collections, Charges and Remittances.

3.1	Interest. Advances accrue interest on the outstanding principal balance at the Revolving Interest Rate and shall be payable on the tenth day of each month. After an Event of Default, Obligations accrue interest at the applicable Default Rate. The applicable interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360 day year for the actual number of days elapsed.

3.2	Fees.

3.2.1	Revolving Facility Fee. Borrower shall pay to Lender the Revolving Facility Fee promptly upon the execution of this Agreement and annually thereafter; provided that if Borrower terminates this Agreement by written notice to Lender prior to September 30, 2014, and pays the Obligations in full in cash prior to October 7, 2014, then no further Revolving Facility Fee shall be due.

3.2.2	Letter of Credit Fees. Borrower shall pay to Lender fees upon the issuance of each Letter of Credit, upon the payment or negotiation of each draft under any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.2.3	Cash Management and FX Forward Contract Fees. Borrower shall pay to Lender fees in connection with the Cash Management Services and the FX Forward Contracts as determined in accordance with Lender’s standard fees and charges then in effect for such activity.

3.2.4

Unused Facility Fee. Borrower shall pay to Lender on a quarterly basis an unused facility fee (the “Unused Facility Fee”) in an amount equal to 0.25% per annum times the difference of (a) the average availability under Section 2.1.1 during the prior quarter, minus (b) the average daily outstanding Advances during the prior quarter (excluding deemed Revolving Advances with respect to the International Sublimit and utilized Cash Management Services). The Unused Facility Fee shall begin to accrue on the Closing Date and shall be due and payable, in arrears, on the last day of each and every calendar quarter, and the Termination Date. The Unused Facility Fee shall be calculated on the basis of a year of three hundred sixty (360) days for the actual days elapsed.

3.3	Reporting. Within 15 days after the end of each month, Lender shall send to Borrower a report covering the transactions for such month, including the amount of interest and other fees and charges. The accounting shall be deemed correct and conclusive unless Borrower makes written objection to Lender within 30 days after Lender mails the accounting to Borrower.

3.4	Borrower’s Payment. When any Overadvance or other amount owing to Lender becomes due, Lender shall inform Borrower of the manner of payment which may be any one or more of the following in Lender’s sole discretion: (a) in cash immediately upon demand therefor; (b) by deduction from or offset against the amount that otherwise would be forwarded to Borrower in respect of any further Revolving Advances that may be made by Lender; or (c) by any combination of the foregoing as Lender may from time to time choose.

3.5	Lockbox Account Collection Services. Upon Lender’s request, Borrower and Lender shall immediately enter into a remittance processing services agreement acceptable to Lender (the “Lockbox Agreement”). Borrower shall use the lockbox address as the remit to and payment address for all of Borrower’s Collections and it will be considered an immediate Event of Default if this does not occur or is not operational within 30 days of the date of Lender’s request that Borrower enter into the Lockbox Agreement. All Collections received to the lockbox will be deposited to a non-interest bearing bank-control account maintained with Lender and Borrower will not have access to that account. Borrower will (i) immediately notify, transfer and deliver to Lender all Collections Borrower receives and (ii) deliver to Lender a detailed cash receipt’s journal on Friday of each week until the lockbox is operational. Additionally, upon an Event of Default, Lender may request that Account Debtor’s pay (by wire transfer or otherwise) Collections to Lender directly.

3.6	Collections. Lender will use reasonable efforts to credit Collections with respect to Receivables received by Lender to Borrower’s Account Balance within one business day, but in any event no later than three business days, of the date received. Upon an Event of Default, all Collections received by Lender, at Lender’s discretion, may either be (a) credited to Borrower’s deposit account with Lender, or (b) applied to repay when due the Advances and other Obligations; once all Obligations have been paid in full, Lender agrees to remit to Borrower the remaining amount of Collections it receives. Lender has no duty to do any act other than to turn over such amounts as required above. If an item of Collections is not honored or Lender does not receive good funds for any reason, the amount of any application shall be reversed as if the Collections had not been received and Finance Charges under Section 3.1 shall accrue thereon.

4.	Representations and Warranties. Borrower represents and warrants:

4.1	Receivables.

4.1.1	With respect to each Receivable included in determining the Account Balance:

4.1.1.A.	It is the owner with legal right to sell, transfer and assign it;

4.1.1.B.	The correct Receivable Amount is on the Advance Request and is not disputed;

4.1.1.C.	Such Receivable is an Eligible Receivable or an Unbilled Eligible Receivable, as applicable;

4.1.1.D.	Lender has the right to endorse and/ or require Borrower to endorse all payments received on such Receivable; and

4.1.1.E.	No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

4.2	Representations and Warranties. No representation, warranty or other statement of Borrower in any certificate or written statement given to Lender in connection with this Agreement (taken together with all such written certificates and written statements to Lender) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

4.3	Formation and Qualification. Borrower is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state or country in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower.

4.4	Authority; No Conflict. The execution, delivery and performance of this Agreement has been duly authorized, and does not conflict with Borrower’s organizational documents, nor constitute an Event of Default under any material agreement by which Borrower is bound. Borrower is not in default under any material agreement (as determined by Lender in its sole discretion) to which or by which it is bound.

4.5	Collateral. Borrower has good title to the Collateral and all Inventory is in all material respects of good and marketable quality, free from material defects.

4.6	Name; Locations. Borrower’s name, form of organization, chief executive office, and the place where the records concerning all Receivables and Collateral are kept is set forth at the beginning of this Agreement and Borrower is located at its address for notices set forth in this Agreement.

4.7	Intellectual Property. If Borrower owns, holds or has any interest in, any registered copyrights, patents or trademarks, and licenses of any of the foregoing (the “Intellectual Property”), such interest has been specifically disclosed and identified to Lender in writing.

5.	Covenants. So long as Borrower owes any Obligation to Lender and the Termination Date has not occurred, Borrower covenants to Lender that Borrower shall observe and perform each and every one of the following:

5.1	Existence. Maintain its corporate existence and good standing in its jurisdictions of incorporation and maintain its qualification in each jurisdiction necessary to Borrower’s business or operations, except where the failure to do so could not be expected to have a material adverse effect on Borrower.

5.2	Change in Name. Provide Lender at least 30 days prior written notice of changes to its name, chief executive office or location of records. Borrower shall not change its state or form of organization.

5.3	Taxes. Pay all its taxes including gross payroll, withholding and sales taxes when due and will deliver satisfactory evidence of payment to Lender if requested.

5.4	Financial Statements. Provide Lender copies of:

5.4.1	monthly financial statements, including balance sheet, income statement, statement of cash flows, Deferred Revenue report, and Compliance Certificate, within 30 days after the end of each month; provided that the monthly reports and Compliance Certificate required by this Section 5.4.1 shall not be required with respect to any month during which no Revolving Advances were outstanding at any time;

5.4.2	all of Borrower’s quarterly balance sheets and income statements, Forms 10-K, 10-Q and 8-K (or equivalents) within five days of filing any of the foregoing with the Securities and Exchange Commission;

5.4.3	A draft of the annual operating budget (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year within 30 days of the end of each fiscal year of Borrower, and the final annual operating budget (including income statements, balance sheets and cash flow statements) for the upcoming fiscal year approved by the Borrower’s board of directors within the later to occur of (i) 45 days of the end of each fiscal year of Borrower or (ii) 10 days of approval by Borrower’s board of directors (and also when required pursuant to Section 5.16 below), in each case in form and substance satisfactory to Lender;

5.4.4	(i) a billings report within 20 days of the end of each month, in form and substance satisfactory to Lender, and (ii) and a bookings report within 20 days of the end of each fiscal quarter, in form and substance satisfactory to Lender;

5.4.5	a quarterly forecast (including income statements, balance sheets and cash flow statements) for the upcoming fiscal quarter approved by the Borrower’s board of directors, within the later to occur of (i) 45 days of the end of each fiscal quarter of Borrower, or (ii) 10 days of approval by Borrower’s board of directors, in form and substance satisfactory to Lender; and

5.4.6	Promptly upon Lender’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to Borrower and as to each Guarantor as Lender may request.

5.5	Merger; Sale of Assets; Acquisitions. Not merge or consolidate with or into any other business organization, or acquire all or substantially all of the Ownership Interests or assets of a third Person, other than Permitted Acquisitions; provided that (a) any such acquired entity shall become a “Borrower” under this Agreement, concurrent with its acquisition, and (b) prior to the consummation of any Permitted Acquisition, Borrower shall provide Lender with updated projections in accordance with Section 5.4.3.

5.6	Indebtedness. Not create, incur, assume, or be liable for any indebtedness other than Permitted Indebtedness.

5.7	Reports. Provide to Lender:

5.7.1	within 20 days after the end of each month (a) a Borrowing Base Certificate in form and substance acceptable to Lender setting forth any Eligible Receivables, Unbilled Receivables; and Receivable Amounts thereof for such month and the period then ending, (b) an accounts receivable aging report, and (c) and accounts payable aging report; and

5.7.2	immediately upon Lender’s request, a written report if payment of any Receivable does not occur by its due date and include the reasons for the delay.

5.8	Accounts. Maintain its primary banking relationship with Lender and, in the case of any deposit accounts not maintained with Lender, grant to Lender a first priority perfected security interest in and “control” (within the meaning of Section 9104 of the California Uniform Commercial Code) of such deposit account pursuant to documentation acceptable to Lender. Without limiting the generality of the foregoing, Borrower shall, at all times, (a) maintain an average monthly account balance of not less than $4,500,000 in unrestricted cash, cash equivalents and investments on deposit with Lender, and (b) not permit its cash, cash equivalents and investments on deposit with financial institutions located outside of the United States to exceed $2,000,000.

5.9	Insurance. At all times insure all of the tangible Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower’s industry and locations, and Borrower shall provide evidence of such insurance to Lender. All such insurance policies shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement in form reasonably acceptable to Lender. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its good faith business judgment, provided, that no Default or Event of Default has occurred and is continuing. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower’s expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies.

5.10	Adjustments. In the event of a breach of Sections 4 or 5, or in the event any Adjustment or dispute is asserted by any Account Debtor, Borrower shall promptly advise Lender and shall, subject to Lender’s approval, resolve such disputes and advise Lender of any adjustments. Lender shall have the right, at any time, to take possession of any rejected, returned, or recovered personal property. If such possession is not taken by Lender, Borrower is to resell it for Lender’s account at Borrower’s expense with the proceeds made payable to Lender. While Borrower retains possession of any returned goods, Borrower shall segregate said goods and mark them as property of Lender.

5.11	Intellectual Property. Immediately notify Lender if Borrower hereafter obtains any interest in any copyrights, patents, trademarks or licenses that are significant in value or are material to the conduct of its business or the value of any Receivable.

5.12	Further Assurances. Execute any further instruments and take further action as Lender requests to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Agreement.

5.13	Financial Covenants. Maintain Borrower’s financial condition as follows in accordance with GAAP:

5.13.1	Adjusted EBITDA with respect to Borrower’s fiscal quarter ending November 30, 2013, to be not less than <$5,000,000>, and Adjusted EBITDA with respect to Borrower’s fiscal quarter ending February 29, 2014, to be not less than <$2,500,000> (number appearing between “<>” are negative).

5.13.2	Adjusted EBITDA with respect to each of Borrower’s fiscal quarters during Borrower’s fiscal year ending February 28, 2015, to be not less than such amount as Lender shall notify Borrower in writing, based on Borrower’s projections provided to Lender pursuant to Section 5.4.3.

5.13.3	Adjusted EBITDA with respect to each of Borrower’s fiscal years, commencing with Borrower’s fiscal year ending February 28, 2015, to be greater than $0.

5.13.4	Asset Coverage Ratio not at any time less than 1.50 to 1.0, tested as at the end of each fiscal quarter.

5.14	Use of Proceeds. Use the proceeds of the Revolving Advances for any other purposes other than for working capital.

5.15	Additional Conditions Precedent to the Effectiveness of this Agreement.

5.15.1	On or before the date of this Agreement, Borrower shall provide to Lender an Intellectual Property Security Agreement, duly executed and otherwise in form and substance satisfactory to Lender.

5.15.2	On or before the date of this Agreement, Borrower shall provide to Lender a duly authorized and fully executed corporate resolutions to borrow in the form attached hereto as Exhibit C-1.

5.15.3	On or before the date of this Agreement, each Guarantor shall provide to Lender duly authorized and fully executed corporate resolutions to guaranty in the form attached hereto as Exhibit C-2.

5.15.4	On or before the date of this Agreement, each Guarantor shall provide to Lender a Guaranty and Security Agreement, duly executed and otherwise in form and substance satisfactory to Lender.

5.15.5	On or before the date of this Agreement, Borrower shall provide to Lender an Intellectual Property Security Agreement, duly executed and otherwise in form and substance satisfactory to Lender.

5.15.6	On or before the date of this Agreement, Borrower shall pay Lender the Revolving Facility Fee as set forth in Section 3.2.1, which Borrower agrees shall be fully earned and non-refundable thereupon.

5.16	Additional Collateral. With respect to any assets (or any interest therein) acquired after the Closing Date by Borrower or any subsidiary of Borrower that are of a type covered by the lien created by any of the Loan Documents but which are not so subject, promptly (and in any event within 30 days after the acquisition thereof): (i) execute and deliver, or cause such subsidiary to execute and deliver, to Lender such amendments to the relevant Loan Documents or such other documents as Lender shall deem necessary or advisable to grant to Lender a lien on such assets (or such interest therein), (ii) take all actions, or cause such subsidiary to take all actions, necessary or advisable to cause such lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by Lender, (iii) if reasonably requested by Lender, deliver to Lender legal opinions relating to the matters described in the immediately preceding clauses (i) and (ii), which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Lender, and (iv) deliver to Lender evidence of insurance as required by Section 5.9.

5.17	Lender’s Right of First Refusal. Borrower shall not contract with any third Person for the issuance of any letter of credit, foreign exchange contracts, or other international banking products which Lender is able to provide to Borrower in violation of this Section 5.17. If at any time and from time to time Borrower receives a written, bona fide letter of intent, commitment letter or similar offer (“Offer”) from any financial institution or other third Person for the issuance of any letter of credit, foreign exchange contract, or other international banking products which Lender is able to provide to Borrower, and Borrower desires to accept the Offer, Borrower shall promptly provide Lender with a copy of the Offer and information with respect to the offeror (including name, address and contact person), as Lender may reasonably request. Upon the date of receipt of any Offer, Lender shall have the exclusive right to issue a Letter of Credit, or provide the FX Forward Contract or such other international banking product described in such Offer at the price and terms described in the Offer for a period of 20 days following the date of receipt of such Offer.

5.18	Status and Good Standing of Guarantor. On or before the 90th day following the date of this Agreement, Borrower shall provide to Lender satisfactory evidence that GetSilicon, Inc., a Delaware corporation, is qualified to do business and in good standing in the State of California.

6.	Security Interest.

6.1	Security Interest in the Collateral. To secure the prompt payment and performance to Lender of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in the Collateral. Borrower is not authorized to sell, assign, transfer or otherwise convey any Collateral without Lender’s prior written consent, except in the ordinary course of business consistent with past practices. Borrower agrees to sign any instruments and documents requested by Lender to evidence, perfect, or protect the interests of Lender in the Collateral. Borrower agrees to deliver to Lender the originals of all instruments, chattel paper and documents evidencing or related to Receivables and other Collateral. Except for Permitted Liens, Borrower shall not grant or permit any lien or security interest in the Collateral or any interest therein. Notwithstanding anything to the contrary herein, upon Borrower’s request and so long as no Event of Default has occurred and is continuing, Lender shall subordinate its lien on any specific item of equipment to a duly perfected Purchase Money Lien on such item of equipment that is a Permitted Lien of the type described in clause (f) of the definition thereof set forth herein.

6.2	Power of Attorney. Borrower irrevocably appoints Lender and its successors and assigns as Borrower’s true and lawful attorney in fact, and authorizes Lender (a) upon the occurrence of an Event of Default, to (i) sell, assign, transfer, pledge, compromise, or discharge the whole or any part of the Collateral; (ii) demand, collect, receive, sue, and give releases to any Account Debtor for the monies due or which may become due upon or with respect to the Receivables and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Collateral, including the filing of a claim or the voting of such claims in any bankruptcy case, all in Lender’s name or Borrower’s name, as Lender may choose; and (iii) prepare, file and sign Borrower’s name on any notice, claim, assignment, demand, draft, or notice of or satisfaction of lien or mechanics’ lien or similar document with respect to the Collateral, and (b) whether or not there has been an Event of Default, to (i) notify all Account Debtors with respect to Receivables to pay Lender directly, (ii) receive and open all mail addressed to Borrower for the purpose of collecting the Receivables; (iii) endorse Borrower’s name on any checks or other forms of payment on the Receivables; (iv) execute on behalf of Borrower any and all instruments, documents, financing statements and the like to perfect Lender’s interests in the Receivables and Collateral; (v) debit Borrower’s checking account maintained with Lender for any and all Obligations due under this Agreement; and (vi) do all acts and things necessary or expedient, in furtherance of any such purposes. Upon the occurrence and continuation of an Event of Default, Lender shall have all the rights set forth in this Section 6.2.

7.	Default and Remedies.

7.1	Events of Default. The occurrence of any one or more of the following shall constitute an Event of Default hereunder.

7.1.1	Failure to Pay. Borrower fails to make a payment under this Agreement.

7.1.2	Lien Priority. Lender fails to have an enforceable first lien (except for any liens to which Lender has consented in writing) on or security interest in the Collateral.

7.1.3	False Information. Borrower (or any Guarantor) has given Lender false or misleading information or representations.

7.1.4	Bankruptcy. Borrower (or any Guarantor) files a bankruptcy petition, a bankruptcy petition is filed against Borrower (or any Guarantor) or Borrower (or any Guarantor) makes a general assignment for the benefit of creditors.

7.1.5	Receivers. A receiver or similar official is appointed for a substantial portion of Borrower’s (or any Guarantor’s) business or the business is terminated.

7.1.6	Judgments. One or more non-appealable judgments or arbitration awards are entered against Borrower (or any Guarantor) in the aggregate, in excess of $500,000, or Borrower (or any Guarantor) enters into one or more settlement agreements with respect to any litigation or arbitration, under which Borrower (or such Guarantor) agrees to pay amounts, in the aggregate, in excess of $500,000.

7.1.7	Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in Borrower’s (or any Guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

7.1.8	Cross-default. Any default occurs under any agreement in connection with any credit Borrower (or any Guarantor) or any of Borrower’s related entities or affiliates has obtained from anyone else or which Borrower (or any Guarantor) or any of Borrower’s related entities or affiliates has guaranteed, which default is not cured within any applicable grace period.

7.1.9	Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, which default is not cured within any applicable grace period.

7.1.10	Other Agreements. Borrower (or any Guarantor) or any of Borrower’s related entities or affiliates fails to meet the conditions of, or fails to perform any obligation under any other agreement Borrower (or any Guarantor) or any of Borrower’s related entities or affiliates has with Lender or any affiliate of Lender within any applicable cure period.

7.1.11	Other Breach Under Agreement. Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to above if such event has not been cured within 30 days after the occurrence thereof; provided, that if such other default cannot be cured by the payment of money and cannot reasonably be cured within such 30-day period and the Borrower shall have commenced to cure such other default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for so long as it shall require the Borrower in the exercise of due diligence to cure such other default, it being agreed that no such extension shall be for a period in excess of thirty days.

7.1.12	Change of Management. Any of the individuals performing the functions of the Chief Executive Officer, President or Chief Financial Officer, respectively, on the date of this Agreement shall cease for any reason to perform such functions, whether by reason of death, disability, resignation, action by the Board of Directors or shareholders of Borrower, or otherwise,. unless on or before 90 days following the date of such occurrence, a successor reasonably acceptable to Lender has commenced employment with Borrower and is actively performing the functions of the departed individual.

7.2	Remedies.

7.2.1

Upon the occurrence of an Event of Default, (1) without implying any obligation to do so, Lender may cease making Revolving Advances, or extending any other financial accommodations to Borrower; (2) all or a portion of the Obligations shall be, at the option of and upon demand by Lender, or with respect to an Event of Default described in Sections 7.1.4 or 7.1.5, automatically and without notice or demand, due and payable in full; (3) Lender may notify Account Debtors that the underlying Receivables have been assigned to Lender and that payment thereof is to be made to the order of Lender and sent directly to Lender, and (4) Lender shall have and may exercise all the rights and remedies under this Agreement and under applicable law, including the rights and remedies of a secured party under the California Uniform Commercial Code, all the power of attorney rights described in Section 6.2 with respect to all Collateral, and the right to collect, dispose of, sell, lease, use, and realize upon all Receivables and all Collateral in any commercial reasonable manner. Lender shall use its best efforts to notify Borrower upon exercising any of the remedies set forth in this Section 7.2.1, but Lender’s failure to provide such notification shall not in any way limit Lender’s ability to act in accordance with this Agreement.

8.	Accrual of Interest. If any amount owed by Borrower hereunder is not paid when due, including, without limitation, amounts due under Section 3.2, Overadvances, amounts due under Section 9, and any other Obligations, such amounts shall bear interest at a per annum rate equal to the Revolving Interest Rate until the earlier of (i) payment in good funds or (ii) entry of a final judgment thereof, at which time the principal amount of any money judgment remaining unsatisfied shall accrue interest at the highest rate allowed by applicable law. All interest hereunder calculated at an annual rate shall be based on a year of 360 days, which results in a higher effective rate of interest than if a year of 365 or 366 days were used.

9.	Fees, Costs and Expenses; Indemnification. Borrower will pay to Lender upon demand all reasonable fees, costs and expenses (including fees of attorneys and professionals and their costs and expenses) that Lender incurs or may from time to time impose in connection with any of the following: (a) preparing, negotiating, administering, and enforcing this Agreement or any other agreement executed in connection herewith, including any amendments, waivers or consents in connection with any of the foregoing, (b) any litigation or dispute (whether instituted by Lender, Borrower or any other person) in any way relating to the Receivables, the Collateral, this Agreement or any other agreement executed in connection herewith or therewith, (c) enforcing any rights against Borrower or any Guarantor, or any Account Debtor, (d) protecting or enforcing its interest in the Collateral, (e) collecting the Receivables and the Obligations, or (f) the representation of Lender in connection with any bankruptcy case or insolvency proceeding involving Borrower, any Receivable, the other Collateral, any Account Debtor, or any Guarantor. Borrower shall indemnify and hold Lender harmless from and against any and all claims, actions, damages, costs, expenses, and liabilities of any nature whatsoever arising in connection with any of the foregoing except to the extent attributable, as determined by a final judgment of a court of competent jurisdiction, solely from Lender’s willful misconduct or gross negligence.

10.	Integration, Severability, Waiver, and Choice of Law. This Agreement and any related security or other agreements required by this Agreement, collectively: (a) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (b) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (c) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. If any provision of this Agreement is deemed invalid by reason of law, this Agreement will be construed as not containing such provision and the remainder of the Agreement shall remain in full force and effect. Lender retains all of its rights, even if it makes an Advance after a default. If Lender waives a default, it may enforce a later default. Any consent or waiver under, or amendment of, this Agreement must be in writing, and no such consent, waiver, or amendment shall imply any obligation by Lender to make any subsequent consent, waiver, or amendment. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

11.	Notices. All notices shall be given to Lender and Borrower at the addresses or faxes set forth on the signature page of this Agreement and shall be deemed to have been delivered and received: (a) if mailed, three (3) calendar days after deposited in the United States mail, first class, postage pre-paid, (b) one (1) calendar day after deposit with an overnight mail or messenger service; or (c) on the same date of confirmed transmission if sent by hand delivery, telecopy, or electronic means.

12.	Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN CONNECTION WITH THE OBLIGATIONS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY OBLIGATION, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER, HAS DETERMINED FOR ITSELF THE NECESSITY TO REVIEW THE SAME WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ALL RIGHTS TO A JURY TRIAL.

13.	Reference Provision. The parties prefer that any dispute between them be resolved in litigation subject to a jury trial waiver set forth above, but the California Supreme Court has held that pre-dispute jury trial waivers not authorized by statute are unenforceable. This reference provision will be applicable unless: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that set forth above is valid or enforceable; (ii) the California Legislature enacts a statute which becomes law, authorizing pre-dispute jury trial waivers of the type set forth above and, as a result, such waivers become enforceable, or (iii) the jury trial waiver set forth above is otherwise determined to be enforceable.

13.1	Other than (i) non-judicial foreclosure of security interests in real or personal property, (ii) the appointment of a receiver or (iii) the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to the Loan Documents, will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the Superior Court or Federal District Court in the County or District where the real property, if any, is located or in a County or District where venue is otherwise appropriate under applicable law (the “Court”)

13.2	The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the presiding judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

13.3	The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within 15 days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within 90 days after the date of the conference and (c) report a statement of decision within 20 days after the matter has been submitted for decision.

13.4	The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven days written notice, and all other discovery shall be responded to within 15 days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.5	Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

13.6	The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision and pursuant to CCP Section 644. The referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.7	If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act, CCP Sections 1280 through 1294.2. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.8	THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE

OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.

14.	Term and Termination. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Lender and shall continue in full force and effect until the Termination Date. Upon the Termination Date, the unpaid balance of the Obligations shall be due and payable without demand or notice. The termination of this Agreement shall not affect Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof and Lender’s lien on all Collateral shall continue to be fully operative until all Obligations have been fully and indefeasibly paid.

15.	Other Agreements.

15.1	Security Agreements. Any security agreements, liens and/or security interests securing payment of any obligations of Borrower owing to Lender or its affiliates also secure the Obligations, and are valid and subsisting and are not adversely affected by execution of this Agreement. An Event of Default under this Agreement constitutes a default under other outstanding agreements between Borrower and Lender or its affiliates.

15.2	Publicity. Lender may issue press releases, advertisements, and other promotional materials describing any successful outcome of services provided on Borrower’s behalf with Borrower’s prior written consent.

16.	GENERAL PROVISIONS.

16.1	Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Lender’s prior written consent which may be granted or withheld in Lender’s discretion. Lender has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement.

16.2	Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

16.3	Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by Borrower and Lender; provided, that any amendment to correct typographical, grammar or similar errors shall be made pursuant to a letter from the Lender to the Borrower. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

16.4	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

16.5	Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 9 to indemnify Lender will survive until all statutes of limitations for actions that may be brought against Lender have run.

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement on the day and year above written.

BORROWER: E2OPEN, INC., a Delaware corporation		LENDER: BRIDGE BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Maloney	By:	/s/ Christopher Hill
Name:	Peter Maloney	Name:	Christopher Hill
Title:	Chief Financial Officer	Title:	Senior Vice President

Address for Notices: 4100 East Third Avenue, Suite 400 Foster City, California 94404 Fax: (650) 381-3990		Address for Notices: 55 Almaden Boulevard San Jose, CA 95113 Fax: (408) 423-8510

BUSINESS FINANCING AGREEMENT

EXHIBIT A

BORROWING BASE CERTIFICATE

COLLATERAL SCHEDULE

(REVOLVING LOANS)

[TO BE ATTACHED]

A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[TO BE ATTACHED]

B-1

EXHIBIT C-1

FORM OF CORPORATE RESOLUTIONS TO BORROW

Borrower: E2OPEN, INC.

I, the undersigned Secretary or Assistant Secretary of E2OPEN, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Lender”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Lender, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Lender that certain Business Financing Agreement dated as of October     , 2013 (the “Financing Agreement”) and any other agreement entered into between Corporation and Lender in connection with the Financing Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Financing Agreement, the “Loan Documents”), and also to execute and deliver to Lender one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Lender in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Lender all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Lender, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these

C-1

Resolutions shall remain in full force and effect and Lender may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Lender. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on             , 20     and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY: X

C-1

EXHIBIT C-2

FORM OF CORPORATE RESOLUTIONS TO GUARANTY

  Guarantor:

I, the undersigned Secretary or Assistant Secretary of                     . (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of             .

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

RESOLVED, that the Corporation is authorized to guarantee loans and other extensions of credit made to E2OPEN, INC., a Delaware corporation, by Bridge Bank, National Association (“Bridge Bank”), pursuant to a Guaranty in favor of Bridge Bank (together with each document or agreement executed or delivered in connection therewith, as each such document or agreement is amended from time to time, collectively, the “Guaranty Documents”); and it is further

RESOLVED, that any officer or any agent of the Corporation or any one or more of them be and they hereby are authorized and empowered to enter into and execute on behalf of the Company each of the Guaranty Documents; and it is further

RESOLVED, that the Corporation is authorized to grant to Bridge Bank a security interest in the Corporation’s assets; and it is further

RESOLVED, that in addition to the specific authorizations heretofore conferred upon the officers of the Corporation, the officers of the Corporation be and each of them hereby is, authorized and empowered to do or cause to be done any and all further acts and things, including the execution of any and all such further documents, papers and instruments, as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions; and it is further

RESOLVED, that all lawful actions taken by the officers of the Corporation prior to the date of this consent with respect to the matters discussed in the foregoing resolutions be, and the same hereby are, in all respects, approved, ratified and confirmed.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bridge Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bridge Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

C-2

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on             , 20     and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY: X

C-2

EXHIBIT D

EXISTING INDEBTEDNESS

D-1